Consent of Mine Development Associates

We hereby consent to the inclusion in this Registration Statement on Form 20-F of Prophecy Development Corp., which is being filed with the United States Securities and Exchange Commission, and any amendments thereto, of references to our name and the information derived from the technical report titled “Technical Report, Titan Project, Ontario, Canada” dated October 23, 2017, with an effective date of October 23, 2017.

Dated: September 17, 2018

/s/ Thomas L. Dyer
Mine Development Associates
Name: Thomas L. Dyer
Title: President